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                   FINAL TERMS NO. 1754 DATED 29 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $6,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
CURRENTLY TOTALING A$ 1,200,895,000.00 (A$ 1,200,895,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.   (i)   Issuer:                              Queensland Treasury Corporation


     (ii)  Guarantor:                           The Treasurer on behalf of the
                                                Government of Queensland

2.         Benchmark line:                      2017
                                                (to be consolidated and form a
                                                single series with QTC 6% Global
                                                A$ Bonds due 14 September, 2017,
                                                ISIN US748305BG31)

3.         Specific Currency or                 AUD ("A$")
           Currencies:

4.   (i)   Issue price:                         97.094%

     (ii)  Dealers' fees and commissions        No fee or commission is payable
           paid by Issuer:                      in respect of the issue of the
                                                bond(s) described in these final
                                                terms (which will constitute a
                                                "pricing supplement" for
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                                                purposes of any offers or sales
                                                in the United States or to U.S.
                                                persons). Instead, QTC pays fees
                                                and commissions in accordance
                                                with the procedure described in
                                                the QTC Offshore and Onshore
                                                Fixed Interest Distribution
                                                Group Operational Guidelines.

5.         Specified Denominations:             A$1,000

6.   (i)   Issue Date:                          31 October 2007

     (ii)  Record Date (date on and from        6 March/6 September. Security
           which security is                    will be ex-interest on and from
           Ex-interest):                        7 March/7 September

     (iii) Interest Payment Dates:              14 March/14 September

7.         Maturity Date:                       14 September 2017

8.         Interest Basis:                      6 per cent Fixed Rate

9.         Redemption/Payment Basis:            Redemption at par

10.        Change of Interest Basis or          Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:                 Senior and rank pari passu with
                                                other senior, unsecured debt
                                                obligations of QTC

     (ii)  Status of the Guarantee:             Senior and ranks pari passu with
                                                all its other unsecured
                                                obligations

12.        Method of distribution:              Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:                 6 percent per annum payable
                                                semi-annually in arrears

     (ii)  Interest Payment Date(s):            14 March and 14 September in
                                                each year up to and including
                                                the Maturity Date

     (iii) Fixed Coupon Amount(s):              A$30 per A$1,000 in nominal
                                                amount

     (iv)  Determination Date(s):               Not Applicable

     (v)   Other terms relating to the          None
           method of calculating
           interest for Fixed Rate Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:             A$1,000 per bond of A$1,000
                                                Specified Denomination (N.B. If
                                                the Final Redemption Amount is
                                                different from 100% of the
                                                nominal value the Notes will be
                                                derivative securities for the
                                                purposes of the Prospectus
                                                Directive and the requirements
                                                of Annex XII to the Prospectus
                                                Directive Regulation will apply
                                                and the Issuer will prepare and
                                                publish a supplement to the
                                                prospectus supplement)

15.        Early Redemption Amount(s)           Not Applicable
           payable on redemption for
           taxation reasons or on event
           of default and/or the method
           of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                       Permanent Global Note not
                                                exchangeable for Definitive
                                                Bonds

17.        Additional Financial Centre(s)       Not Applicable
           or other special provisions
           relating to Payment Dates:

18.        Talons for future Coupons or         No
           Receipts to be attached to
           Definitive Bonds (and dates
           on which such Talons mature):

19.        Other terms or special               Not Applicable
           conditions:

                                  DISTRIBUTION

20.  (i)   If syndicated, names and             Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:            26 October 2007

     (iii) Stabilizing Manager(s) (if           Not Applicable
           any):

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21.        If non-syndicated, name and          Macquarie Bank Limited
           address of relevant                  No. 1 Martin Place
           Dealer:                              SYDNEY NSW 2000

           Whether TEFRA D or TEFRA C           TEFRA Not Applicable
           rules applicable or TEFRA
           rules not applicable:

23.        Additional selling                   Not Applicable
           restrictions:

LISTING APPLICATION

      These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
  ----------------------------
        Duly authorized

                           PART B - OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

(i)  Listing:                           Bourse de Luxembourg.

(ii) Admission to trading:              Application has been made for the bonds
                                        to be admitted to trading on the
                                        regulated market of the Bourse de
                                        Luxembourg with effect from the Issue
                                        Date.

2.   RATINGS

     Ratings:                           The bonds to be issued have been rated:

                                        S&P:            AAA
                                        Moody's:        Aaa

                                        An obligation rated 'AAA' by S&P has the
                                        highest credit rating assigned by
                                        Standard & Poor's. The obligor's
                                        capacity to meet its financial
                                        commitment on the obligation is
                                        extremely strong.
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                                        Obligations rated Aaa by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:         See "Use of Proceeds" section in the
                                        prospectus supplement.

(ii)     Estimated net proceeds:        Not Applicable.

(iii)    Estimated total expenses:      Not Applicable.

5.       YIELD

         Indication of yield:           6.51%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated on the Trade
                                        Date on the basis of the Issue Price. It is not an indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                     US748305BG31

(ii)     Common Code:                   027594204

(iii)    CUSIP Code:                    748305BG3

(iv)     Any clearing system(s)         Not Applicable
other than Depositary Trust Company,
Euroclear Bank S.A./N.V. and
Clearstream Banking, societe
anonyme and the relevant
identification number(s):

(v)      Delivery:                      Delivery free of payment

(vi)     Names and addresses of         Not Applicable
         additional Paying
         Agent(s) (if any):